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                                                                       Exhibit 4


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated February 13, 2004 on the Consolidated Balance Sheets of the Corporation as at December 31, 2003 and June 30, 2003 and the Consolidated Statements of Operations, Deficit and Cash Flows of Neurochem Inc. (the "Corporation") for the six-month period ended December 31, 2003, each of the years in the two-year period ended June 30, 2003 and for the period from inception (June 17, 2003) to December 31, 2003 which report appears in this annual report on Form 40-F of the Corporation.




/s/ KMPG LLP
--------------------------
(signed) KMPG LLP
Chartered Accountants

Montreal, Quebec, Canada
May 12, 2004